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                                                                   EXHIBIT 4(vi)

                   NORTON MCNAUGHTON, INC. OPTION BONUS PLAN
                 FOR SENIOR EXECUTIVES OF JJ ACQUISITION CORP.


         1.   Establishment.  This Plan, which shall be known as the Norton
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McNaughton, Inc. Option Bonus Plan for Senior Executives of JJ Acquisition Corp.
(the "Bonus Plan"), is hereby established by JJ Acquisition Corp. (the
"Company") to provide incentives for senior executives providing services to the Company and to aid the Company in retaining such senior executives upon whose efforts the Company's success and future growth depends.

         2.   Administration.  The Bonus Plan shall be administered by the Board
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of Directors of the Company (the "Board").  For purposes of administration, the
Board, subject to the terms of the Bonus Plan, shall have authority, acting in good faith, to establish such rules and regulations, to make such determinations and interpretations, and to take such other administrative actions as it deems necessary or advisable.

         3.   Participants.  The participants in the Plan shall be Susan
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Schneider, Leslie Schneider and Scott Schneider, in each case for so long as such individual is employed by the Company pursuant to an Employment Agreement to which this Bonus Plan is an Exhibit (each, a "Participant" and collectively, the "Participants"); provided, however, that nothing contained herein shall be construed as creating a guarantee of employment for any Participant.

         4.   Bonus Options.
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         4.1  GRANT.  In the event that EBITDA (as defined in the Agreement of
Purchase and Sale by and among Jeri-Jo Knitwear Inc., Jamie Scott, Inc., the Stockholders of Jamie Scott, Inc., JJ Acquisition Corp. and Norton McNaughton, Inc. (the "Purchase Agreement")) attained by the Company in Year 1 or Year 2 (as defined in the Purchase Agreement, and each, a "Year") is equal to or in excess of $17,000,000, the Company shall cause to be granted to the Participants by the Board of Directors of Norton McNaughton, Inc. a Delaware corporation ("Norton"), options to purchase an aggregate of 50,000 (or such lesser number as shall be necessary to allocate such options in accordance with Section 4.2 below) shares of common stock, par value $.01 per share of Norton (the "Common Stock") in each Year that EBITDA in excess of $17,000,000 is so attained. In addition, for each $1,000,000 of EBITDA in excess of $17,000,000 attained by
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the Company in each of the Years, the Company shall cause to be granted to the
Participants by the Board of Directors of Norton, options to purchase an aggregate of 30,000 (or such lesser number as shall be necessary to allocated such options in accordance with Section 4.2 below) shares of Common Stock. Any options granted as aforesaid shall be hereinafter referred to as "Bonus Options". The Bonus Options shall be granted, if at all, on the dates of delivery to the Company and Norton of the EBITDA Notice and EBITDA Statement (pursuant to Section 2.02(b)(i) of the Purchase Agreement) for the applicable Year and shall have an exercise price per share equal to the fair market value of the Common Stock on the date of grant.

         4.2 ALLOCATION OF BONUS OPTIONS. The Bonus Options shall be allocated 40% to Susan Schneider, 40% to Leslie Schneider and 20% to Scott Schneider, or in the case of the death of any such Participant during a Year, the estate of such Participant.

         4.3 EXERCISE. The Bonus Options shall be fully vested and exercisable on and after the date of grant.

         4.4 TERM OF OPTIONS. Except as provided below, the term of the Bonus Options shall be ten years.

              (i) If a Participant's employment with the Company terminates pursuant to Section 6.1 of his or her Employment Agreement or is terminated by the Company or by the Participant pursuant to Section 6.2 of his or her Employment Agreement, is terminated by the Employee pursuant to Section 6.4 of his or her Employment Agreement, or terminated for any other reason (except as provided in clause (ii) below), the Bonus Options may be exercised by the Participant (or his or her estate or legal representative) within one (1) year after such termination; and

              (ii) In the event of termination of the employment of a Participant (a) by the Company pursuant to Section 6.3 of his or her Employment Agreement or (b) by the Participant other than pursuant to Sections 6.1, 6.2 or
6.4 of his or her Employment Agreement, no Bonus Options shall be exercisable.

         4.5 ADJUSTMENTS. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of Norton, issuance of warrants or other rights to purchase Common Stock, the Board of Directors shall, in

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good faith adjust the number of shares of Common Stock (or other securities or property) subject to the Bonus Options, the exercise price with respect to any Bonus Options, or both.

         4.6 No Participant shall be entitled to Bonus Options for any Year of the Company subsequent to the Year in which his or her termination of employment (for any or no reason) occurs.

         4.7 In the event of termination of the employment of a Participant prior to the end of a Year, pursuant to his or her Employment Agreement, such Participant (or his or her estate or other legal representative) shall be granted such Bonus Options for such Year only as provided in this Section 4.7. The number of Bonus Options to which the Participant (or his or her estate or legal representative) shall be entitled for such Year (which shall be granted at the time that the Bonus Options are granted to the other Participants) shall be equal to the product of (x) the number of Bonus Options, if any, which would have been granted to the Participant pursuant to Sections 4.1 and 4.2 of this Bonus Plan for such Year if the employment of the Participant had not so terminated, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such Year to the date of termination, and the denominator of which is 365. The terms and conditions of any such Bonus Options shall be as otherwise provided in this Section 4.

         4.8 If any portion of the Bonus Options shall not be allocated or granted by reason of this Section 4, such Bonus Options shall be retained by the Company or granted to other Participants or to new participants, all as determined by the Board, after good faith consideration of any recommended course of action submitted to the Board by the remaining Participants.

          4.9 CHANGE OF CONTROL. In the event that there shall occur a Change of Control (as defined in the Purchase Agreement) during either of the Years, the Participants in this Bonus Plan shall be entitled to receive, in lieu of Bonus Options contemplated by Section 4.1 of this Bonus Plan (unless such Bonus Options have heretofore been granted, in which case such granted Bonus Options shall be retained), a number of Bonus Options (allocated as set forth in Section
4.2 above) equal to (i) in the event that the Change of Control occurs during Year 1, 100,000 Bonus Options or (ii) in the event that the Change of Control occurs during Year 2, 50,000 Bonus Options. The terms and conditions of any such Bonus Options shall be as otherwise provided in this Section 4.

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